EXHIBIT 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Jacobs Solutions Inc.

Jacobs Engineering Group Inc.

(Exact Name of Registrants as Specified in their Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	5.900% Sustainability-Linked Senior Notes due 2033 of Jacobs Engineering Group Inc.	457(r)	$500,000,000.00	99.899%	$499,495,000.00	0.0001102	$55,044.35

Fees to Be Paid	Other	Guarantee of 5.900% Sustainability-Linked Senior Notes due 2033 of Jacobs Solutions Inc.	457(n)	(1)	(1)	(1)	(1)	(1)

	Total Offering Amounts					$499,495,000.00		$55,044.35

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$55,044.35 (2)

(1) No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees being registered hereby.

(2) Pursuant to Rule 424(g)(2) and General Instruction II.F to Form S-3, this prospectus supplement shall be deemed a final prospectus for purposes of the offering of the securities described herein.